Exhibit 99.1

    SANGAMO BIOSCIENCES APPOINTS MARGARET LIU, M.D. TO ITS BOARD OF DIRECTORS

   WILLIAM J. RUTTER, PH.D. RETIRES FROM BOARD FOLLOWING FIVE YEARS OF SERVICE

    RICHMOND, Calif., March 9 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO), a leader in the research and development of novel zinc finger DNA-binding proteins (ZFPs) for therapeutic gene regulation and modification, announced today the appointment of Margaret Liu, M.D. to its Board of Directors, effective March 4, 2005.

    Dr. Liu is an accomplished leader in the research and development of vaccine and immunization programs for infectious diseases, particularly HIV, and in the field of gene-based therapies. She has served as Senior Director at Merck Research Laboratories in the Department of Virus and Cell Biology, Vice President of Vaccines Research and Gene Therapy at Chiron Corporation, and Senior Advisor in Vaccinology at the Bill and Melinda Gates Foundation.

    "It is an honor to have Dr. Margaret Liu join Sangamo's board. She is a luminary in infectious diseases and Sangamo will benefit enormously from her insight as we advance the therapeutic applications of our ZFP technology. Her extensive experience in the pharmaceutical and biotechnology industries will aid us in the clinical and commercial development of our ZFP Therapeutic(TM) programs," stated Edward Lanphier, President and Chief Executive Officer at Sangamo BioSciences.

    "I am very excited to join the Board of Directors of Sangamo BioSciences," commented Dr. Liu. "Sangamo has developed and established an important new therapeutic product development platform based upon targeting endogenous genes with engineered ZFPs. I am particularly enthusiastic about lending my experience towards Sangamo's research in the development of a potential HIV/AIDS therapy, which uses their technology to disrupt the CCR5 receptor in the CD4 T-cells of a patient with HIV and could ultimately protect the patient from progressive HIV infection."

    Margaret A. Liu earned her B.A. in Chemistry, Summa Cum Laude, from Colorado College and an M.D. from Harvard Medical School. She completed Internship and Residency in Internal Medicine and a Fellowship in Endocrinology at Massachusetts General Hospital. She received Board Certification in Internal Medicine and in Endocrinology and Metabolism. Dr. Liu was a Visiting Scientist at the Massachusetts Institute of Technology and an instructor at Harvard Medical School.

    Dr. Liu is currently Visiting Professor at the Karolinska Institutet in Stockholm and Vice-Chairman of the Board of Transgene in Strasbourg. In addition to these duties, she serves as a member of the NIH NIAID Council (an appointment made by the US Secretary of Health and Human Services), chairman of the Scientific Advisory Group of the International Vaccine Institute (in Seoul), a member of the Board of Directors of the Keystone Symposia, scientific advisor for AVAC (the AIDS Vaccine Advocacy Coalition), a member of the Advisory Board for the Elizabeth Glazer Pediatric AIDS Foundation Scholars

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Award, and a member of the External Scientific Advisory Committee of the
Children's Hospital Oakland Research Institute. She is a former member of the following organizations: the European Developing Country Clinical Trials Partnership (EDCTP) Board, the WHO IVR VAC (WHO's Initiative for Vaccine Research, Vaccine Advisory Committee), and the GAVI R&D Task Force during its tenure.

    Dr. Liu is a founding editor or on the editorial board or advisory boards of various scientific journals and has been elected a member of the American Society for Clinical Investigation and a Fellow of the Molecular Medicine Society. In 2002, Discover magazine named Dr. Liu one of "The 50 Most Important Women Scientists." Her pioneering work in the area of DNA vaccines has led to her receipt of an honorary Doctorate of Science from Colorado College and numerous honorary lectureships.

    A member of Sangamo's board for the last five years, William J. Rutter, Ph.D. announced that he is leaving, effective March 4, 2005, to devote more time to several early stage technology companies of which he is a founder and principal supporter. Dr. Rutter is the co-founder of Chiron Corporation and served as its Chairman of the Board from Chiron's inception in 1981 until 1999. "I speak for the company and personally when I say that we are deeply indebted to Bill for his contributions to Sangamo over the last five years," stated Edward Lanphier. "We have benefited tremendously from his experience and insight as one of the founders of the biotechnology industry and I wish him all the very best in his many ventures."

    About Sangamo
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com.

    This press release contains forward-looking statements regarding Sangamo's current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able

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to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             03/09/2005
    /CONTACT: Elizabeth Wolffe, Ph.D., of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Kathy Nugent, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /
    (SGMO)